Exhibit 17


ACGT CORP.




                                                      March 11, 2002

Mr. Conrado Beckman
President
c/o: Ms. May Joan Liu
ASDAR Group
Tel: 1-888-488-6882
Fax: 1-604-664-0498

Dear Conrado:

This is to notify you that with immediate effect, I hereby tender my resignation as director of Asdar Group.

Sincerely

By: /s/ Dr. Hai Shiene Chen
        ---------------------
        Dr. Hai Shiene Chen